CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.375% Secured Medium-Term Notes, Series G, due November 1, 2039	$250,000,000	$13,950

(1)	The filing fee of $13,950 is calculated in accordance with Rule 457(r) under the Securities Act of 1933. Pursuant to Rule 457(p), the $31,675 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to Registration Statement on Form S-3 (No. 333-115100), originally filed by Public Service Electric and Gas Company on May 3, 2004, is being carried forward, of which $13,950 is offset against the filing fee due for this offering and of which $17,725 remains available for future filing fees. No additional filing fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-155732

Pricing Supplement dated November 18, 2009
(To Prospectus Supplement dated November 18, 2009
and Prospectus dated November 26, 2008)

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)
Secured Medium-Term Notes, Series G

CUSIP: 74456QAU0	Maturity Date: November 1, 2039
Trade Date: November 18, 2009	These Notes are DTC Eligible and will be issued in
Original Issue Date/Settlement Date: November 24, 2009,	Book-entry form
which is the fourth business day following the Trade	Mode of Distribution: [X] Underwritten [ ] Agented
Date. Accordingly, purchasers who wish to trade the	[ ]	Banc of America Securities LLC
Notes on the date hereof will be required, because the	[ ]	Barclays Capital Inc.
Notes will not initially settle in T+3, to specify an	[ ]	BNP Paribus Securities Corp.
alternative settlement date at the time of such trade to	[ ]	CastleOak Securities, L.P.
prevent a failed settlement and should consult their	[ ]	Citigroup Global Markets Inc.
own advisors.	[X]	Deutsche Bank Securities Inc. ($31,250,000)
Principal Amount: $ 250,000,000	[X]	Goldman, Sachs & Co. ($31,250,000)
Price to Public: 99.679% of Principal Amount, plus accrued	[ ]	J.P. Morgan Securities Inc.
interest from November 24, 2009 if settlement occurs	[ ]	Mitsubishi UFJ Securities (USA), Inc.
after that date	[ ]	Mizuho Securities USA Inc.
Purchase Price: 98.929% of Principal Amount	[ ]	Morgan Stanley & Co. Incorporated
Net Proceeds to Company: $247,322,500	[ ]	RBS Securities Inc.
Interest Rate: 5.375% per annum	[X]	Scotia Capital (USA) Inc. ($87,500,000)
Interest Accrual Date: November 24, 2009	[X]	Toussaint Capital Partners, LLC ($12,500,000)
Interest Payment Dates: May 1 and November 1,	[X]	Wells Fargo Securities, LLC ($87,500,000)
commencing May 1, 2010	[ ]	The Williams Capital Group, L.P.
Regular Record Dates: April 15 and October 15

Redemption Provisions:

     The Secured Medium-Term Notes, Series G offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

     Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to the Maturity Date on not less than 30 days prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points (0.20%), plus, in either case, accrued interest thereon to the date of redemption.

     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Secured Medium-Term Notes to be redeemed.

     “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

     “Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

     The net proceeds from the sale of the Secured Medium-Term Notes will be added to the general funds of PSE&G and will be used to finance a portion of PSE&G’s current construction program and to reimburse its treasury for funds expended therefor, including repayment of short-term debt incurred for such purpose.